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                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]


                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.


                         MONTHLY STATEMENT JANUARY 1999

                             [MERRILL LYNCH LOGO]

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                      ML JWH STRATEGIC ALLOCATION FUND L.P.


The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") decreased 2.82% in January to $149.98 per Unit on January 31, 1999 from $154.34 on December 31, 1998.

                              --------------------

John W. Henry & Company, Inc. has provided the following supplemental information regarding its principals:

Mr. Verne Sedlacek is the president and chief operating officer and a member of the JWH Investment Policy Committee. Ms. Eilene Nicoll is no longer vice president, trading, or a principal of JWH. Effective January 19, 1999, Ms. Lynn Lubell is no longer a principal of JWH, although she remains employed in the Office of Chairman.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

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                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                               JANUARY 31, 1999
                             STATEMENT OF CHANGES
                              IN NET ASSET VALUE
                                  (UNAUDITED)

Net Asset Value (2,037,826 Units) at
  December 31, 1998                                               $314,512,911
Additions of 65,614 Units                                           10,126,865
Net Income/(Loss) for January 1999                                  (9,169,879)
Redemptions of 19,921 Units                                         (2,987,752)
                                                                  ------------
Net Asset Value (2,083,519 Units) at
  January 31, 1999                                                $312,482,145
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
  January 31, 1999                                                $     149.98
                                                                  ------------
                                                                  ------------

------------------------------------------------------------------------------

                          STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                                    January
                                                                  ------------
Revenues:
  Realized Profit/(Loss)                                          $ (6,017,010)
  Change in Unrealized Profit/(Loss)                                (2,268,333)
                                                                  ------------
Total Trading Results                                               (8,285,343)
  Interest Income                                                    1,238,423
                                                                  ------------
Total Revenues                                                      (7,046,920)

Expenses:
  Brokerage Commissions                                              2,052,062
  Administrative Fees                                                   66,195
                                                                  ------------
Total Expenses                                                       2,118,257
                                                                  ------------
Income/(Loss) Before Special Profit
  Share Allocation and Minority Interest                            (9,165,177)
                                                                  ------------
Minority Interest                                                        4,375
Special Profit Share Allocation                                         (9,077)
                                                                  ------------
Net Income/(Loss)                                                 $ (9,169,879)
                                                                  ------------

                                                                  ------------

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TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION
CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.

                                        /s/ Jo Ann Di Dario
                                        ---------------------------------------
                                        Jo Ann Di Dario
                                        Chief Financial Officer
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.

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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
                                                                        JWHSDOM